Exhibit 99.1

Applied Materials Appoints Akash Palkhiwala to Board of Directors

SANTA CLARA, Calif., Aug. 27, 2026 – Applied Materials, Inc. today announced the appointment of Akash Palkhiwala to serve on its board of directors. As Chief Financial Officer and Chief Operating Officer of Qualcomm Incorporated, Mr. Palkhiwala brings extensive financial and operational leadership experience in the computing and technology industry. Mr. Palkhiwala has also been appointed to the board’s Audit Committee.

“Akash is a terrific addition to our board of directors,” said Tom Iannotti, Chairman of the Board. “His track record of leadership in finance and decades of experience in the semiconductor industry will add to the strength of Applied Materials’ board and serve us well in our next phase of growth.”

Mr. Palkhiwala has served as Qualcomm’s CFO since 2019 and COO since 2024 and is responsible for the finance organization, global go-to-market teams, semiconductor operations and IT. He has also served in various finance leadership roles since joining Qualcomm in 2001. Previously, Mr. Palkhiwala was a private equity analyst at KeyBank.

Mr. Palkhiwala holds an undergraduate degree in mechanical engineering from L.D. College of Engineering in India and an MBA from the University of Maryland.

About Applied Materials
Applied Materials, Inc. (Nasdaq: AMAT) is the leader in materials engineering solutions that are at the foundation of virtually every new semiconductor and advanced display in the world. The technology we create is essential to advancing AI and accelerating the commercialization of next-generation chips. At Applied, we push the boundaries of science and engineering to deliver material innovation that changes the world. Learn more at www.appliedmaterials.com.

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Mike Sullivan (financial community) 408.986.7977